First Eagle Global Fund

Defaults and Arrears on Senior Securities
                                                Face Amount  Amount of Default
Security Nature of Default    Date of Default (000s)    (000s)
Westpoint Stevens
7.875% due 06/15/2005   Bankruptcy 06/01/2003      $2,750     $3,291